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                                                                     EXHIBIT 4.4


               FORM OF SUPPORT AGREEMENT OF SMITHKLINE BEECHAM PLC












                               Dated          1996



                            SmithKline Beecham p.l.c.

                                       and

                     SmithKline Beecham Holdings Corporation




                                SUPPORT AGREEMENT




                               LINKLATERS & PAINES
                                Barrington House
                              59-67 Gresham Street
                                 London EC2V 7JA
                               Tel: 0171-808 7080
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THIS AGREEMENT is made on [          ] 1996 BETWEEN:

(1) SMITHKLINE BEECHAM P.L.C., an English public limited company ("SMITHKLINE BEECHAM") whose registered office is at New Horizons Court, Great West Road, Brentford, Middlesex TW8 9EP, England; and

(2) SMITHKLINE BEECHAM HOLDINGS CORPORATION, a Delaware corporation and a wholly-owned subsidiary of SmithKline Beecham (the "COMPANY") whose principal office is at 1403 Foulk Road, Wilmington, Delaware, 19803, United States of America.

WHEREAS:

The Company has determined to enter into this Agreement in order to facilitate the raising of funds by the Company (by borrowing and the issue of debt and equity securities, including shares of Voting Flexible Auction Rate Cumulative Preferred Stock ("FARP") of one or more series, from time to time) on favourable terms.

Now therefore, in consideration of the following agreements and covenants, it is agreed as follows:

1        DEFINED TERMS

         Unless the context requires otherwise, the following terms shall for all purposes of this Agreement have the meanings herein specified:

         "ADJUSTED DISTRIBUTABLE RESERVES OF SMITHKLINE BEECHAM" means at any time an amount equal to the amount of the Distributable Reserves of SmithKline Beecham at such time:

         REDUCED (if applicable) by an amount equal to the aggregate of the amount in pounds sterling or the Sterling Equivalents of:

         (i) all Capital Increases made by SmithKline Beecham or its Affiliates at any time in accordance with any of the Support Agreements (including, for the avoidance of doubt, this Agreement) since the date such agreement was made; and

         (ii) the aggregate of all amounts paid by SmithKline Beecham under any of the Preferred Share Dividend Guarantees since the date upon which such guarantee was made; and

         INCREASED (if applicable) by an amount equal to the aggregate of the amount in pounds sterling or the Sterling Equivalents of all Written-Down Amounts;

         "ADJUSTED MAXIMUM AMOUNT" means the Maximum Amount reduced (if applicable) by an amount equal to the aggregate of (1) all Capital Increases made by SmithKline Beecham or its Affiliates in accordance with this Agreement and (2) all Capital
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         Increases (as defined in the SB Bio Support Agreement) made by
         SmithKline Beecham or its Affiliates in accordance with the SB Bio Support Agreement;

         "AFFILIATE" means any subsidiary (as defined in Section 736 of the Companies Act 1985 in force at the date hereof) of SmithKline Beecham;

         "BUSINESS DAY" means a day on which the New York Stock Exchange is open for trading and which is not a day on which banks in New York City are authorised or obligated by law to close;

         "CAPITAL INCREASE" means an addition by SmithKline Beecham, or an Affiliate, to the capital of any subsidiary of SmithKline Beecham pursuant to any Support Agreement by one or both of the following means (at the option of SmithKline Beecham):

                  (i) the subscription of, and payment for, additional shares of common stock of the relevant company; or

                  (ii) the subscription of, and payment for, shares of preferred stock of the relevant company ranking junior upon any voluntary or involuntary liquidation, dissolution or winding-up of such company to any other class of preferred stock of such company (other than preferred stock subscribed as a Capital Increase pursuant to any Support Agreement);

         "COMPANIES ACT 1985" includes any subsequent re-enactments or amendments thereof;

         "DEBT", at any date, shall have the meaning set out in the Schedule to this Agreement;

         "DISTRIBUTABLE RESERVES OF SMITHKLINE BEECHAM" means at any time the amount of those profits of SmithKline Beecham which it could lawfully distribute at such time in accordance with the Companies Act 1985, determined by reference to the most recently published annual audited accounts of SmithKline Beecham;

         "EQUITY", at any date, shall have the meaning set out in the Schedule to this Agreement;

         "FARP DIVIDEND GUARANTEE" means the guarantee made on the same date as the date of this Agreement by SmithKline Beecham in favour of the Holders (as defined therein) from time to time of shares of FARP of any series;

         "MAXIMUM AMOUNT" means the sum of U.S.$3,000,000,000 (three thousand million U.S. dollars) provided that if at any time the Company has issued and outstanding shares of FARP or other shares ranking pari passu with the FARP with an aggregate liquidation preference exceeding U.S.$1,150,000,000 (such excess amount the "EXCESS AMOUNT"), the Maximum Amount shall be increased by the amount that is twice the

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         Excess Amount, except that the Maximum Amount shall never exceed
         U.S.$3,800,000,000;

         "PREFERRED SHARE DIVIDEND GUARANTEES" means the FARP Dividend Guarantee, the SB Corp Preferred Share Dividend Guarantee, the SB Bio Preferred Share Dividend Guarantee and any other guarantee granted in the future by SmithKline Beecham on terms substantially similar to the FARP Dividend Guarantee, guaranteeing payment by the Company or another subsidiary of SmithKline of dividends on preferred shares issued by such company;

         "SB BIO PREFERRED SHARE DIVIDEND GUARANTEE" means the guarantee made on the same date as the date of this Agreement by SmithKline Beecham in favour of the Holders (as defined therein) from time to time of certain preferred shares of SmithKline Beecham Biologicals S.A. of any series;

         "SB BIO SUPPORT AGREEMENT" means the support agreement dated the same date as the date of this Agreement between SmithKline Beecham and SmithKline Beecham Biologicals S.A.;

         "SB CORP PREFERRED SHARE DIVIDEND GUARANTEE" means the guarantee dated 30 April 1990 by SmithKline Beecham in favour of the Holders (as defined therein) from time to time of Money Market Cumulative Preferred(TM) Stock, as amended and restated by a deed poll dated the same date as the date of this Agreement;

         "SB CORP SUPPORT AGREEMENT" means the support agreement dated 30 April 1990 between SmithKline Beecham and SmithKline Beecham Americas Inc. (subsequently merged with and into SmithKline Beecham Corporation), as amended and restated by an agreement dated the same date as the date of this Agreement;

         "STERLING EQUIVALENT" means (i) subject to (ii) and (iii) below, in relation to any Capital Increase or any payment made under any of the Preferred Share Dividend Guarantees, the amount in U.S. dollars thereof translated into pounds sterling at the noon buying rate in New York City for cable transfers in foreign currencies as announced for customs purposes by the Federal Reserve Bank of New York on the date upon which the Capital Increase or payment is made, (ii) in relation to any Capital Increase or any payment under any of the Preferred Share Dividend Guarantees made in a currency other than U.S. dollars or pounds sterling, the amount in the relevant currency thereof translated into pounds sterling at such current market rate as SmithKline Beecham may reasonably determine to be appropriate on the date on which the Capital Increase or payment is made and (iii) in relation to any Written-Down Amount in respect of which the write-down is taken by SmithKline Beecham or, as the case may be, the relevant Affiliate, in a currency other than pounds sterling, the amount in such currency thereof translated into pounds sterling at the rate applicable to the payment or Capital Increase in respect of which such write-down is made;

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         "SUPPORT AGREEMENTS" means this Agreement, the SB Bio Support
         Agreement, the SB Corp Support Agreement and any other support agreement on substantially similar terms to this Agreement which SmithKline Beecham may enter into with one of its subsidiaries in connection with an issuance of preferred shares by such subsidiary; and

         "WRITTEN-DOWN AMOUNT" means (i) in relation to any Capital Increase made in accordance with any of the Support Agreements, the amount (if any) by which SmithKline Beecham or, as the case may be, the relevant Affiliate, writes down as irrecoverable the investment in the relevant company representing such Capital Increase and (ii) in relation to any payment made under any of the Preferred Share Dividend Guarantees, the amount (if any) by which SmithKline Beecham writes down as irrecoverable the amount representing the right against the relevant company to which it is subrogated as a consequence of such payment.

2        SUPPORT BY SMITHKLINE BEECHAM

         SmithKline Beecham agrees with the Company that:

2.1 If at any time Debt exceeds Equity, SmithKline Beecham will forthwith make, or cause an Affiliate to make, a Capital Increase in respect of the Company to the extent necessary to cause Equity to exceed Debt.

2.2 If at any time Equity (after deducting therefrom the aggregate liquidation preference of all shares of FARP of all series then outstanding, excluding amounts in respect of accumulated and unpaid dividends thereon) would be less than one U.S. dollar, SmithKline Beecham will forthwith make, or cause an Affiliate to make, a Capital Increase in respect of the Company to the extent necessary to maintain Equity (after such deduction) at not less than one U.S. dollar.

2.3 Notwithstanding sub-paragraphs 2.1 and 2.2 above or any other provision of this Agreement, SmithKline Beecham shall in no event be obliged to make, or cause any Affiliate to make, a Capital Increase of an amount which, at the time the Capital Increase is to be made, would exceed either the Adjusted Distributable Reserves of SmithKline Beecham at such time or the Adjusted Maximum Amount at such time. In the event that any obligation to make a Capital Increase in accordance with any Support Agreement or a payment under any Preferred Share Dividend Guarantee is not discharged at any time because the amount of such Capital Increase or payment would exceed the Adjusted Distributable Reserves of SmithKline Beecham at such time, then obligations to make payment under any Preferred Share Dividend Guarantee or a Capital Increase in accordance with any Support Agreement shall be discharged in the order in which such obligations arose. In the event such obligations arose simultaneously, the obligations shall be discharged pro rata save that the obligation to make payment under any Preferred Share Dividend Guarantee shall (subject to any provision thereof providing for Capital Increases to be made under this Agreement in priority to payments under such guarantees), take priority over the obligations to make

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         a Capital Increase in accordance with any Support Agreement. The amount of any Capital Increase under any Support Agreement or payment under any Preferred Share Dividend Guarantee which is not made as a result of the Adjusted Distributable Reserves of SmithKline Beecham being insufficient shall become due and payable by SmithKline Beecham, and shall be made or paid in accordance with the priorities and principles of the preceding two sentences, from time to time as Adjusted Distributable Reserves of SmithKline Beecham become available, subject to Capital Increases made under this Agreement not exceeding the Adjusted Maximum Amount at the applicable time.

2.4 This Agreement shall remain in full force and effect until it is terminated by SmithKline Beecham and the Company pursuant to a written instrument.

2.5 SmithKline Beecham's obligations to make, or cause to be made, Capital Increases under this Agreement shall not be subject to any set-off or counterclaim which SmithKline Beecham may have or assert against the Company.

2.6 A certificate or report by an officer for the time being of the Company as to the amount of Equity or the amount of Debt or to the effect that the limit imposed by any provision of this Agreement has been or will be or has not been or will not be exceeded at any particular time or times shall be conclusive evidence, absent manifest error, of such amount or fact for the purposes of this Agreement.

3        ENFORCEABILITY OF SUPPORT AGREEMENT

         The agreement, undertakings, covenants and obligations of SmithKline Beecham hereunder are for the benefit of the Company only and do not run to and are not enforceable directly by any creditor or holder of any shares of the Company, nor shall this Agreement cause SmithKline Beecham to be responsible for the payment of any obligation of the Company to a creditor thereof. The Company covenants that it will not give or make any warranty or representation to third party creditors which is inconsistent with the provisions of this clause.

4        SUBORDINATION

         If an order is made or an effective resolution is passed for the winding up of SmithKline Beecham, SmithKline Beecham shall, to the extent required to make payment under this Agreement, make payment under this Agreement only of such amounts as would have been payable if the Company had, on the day preceding the commencement of the winding up, become a holder of shares in SmithKline Beecham of a class having a preferential right in a winding up over all other classes of shares in SmithKline Beecham, issued or to be issued, to receive an amount equal to the amount expressed to be payable under this Agreement on the date upon which the Company is treated as having become a holder of shares in SmithKline Beecham as aforesaid.

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5        GOVERNING LAW AND JURISDICTION

         This Agreement shall be governed by and construed in accordance with English law. Each of the parties hereby agrees that the courts of England, the state courts of the State of New York, and the United States federal courts sitting in New York, New York, are to have jurisdiction in any suit, action or proceeding arising out of or in connection with this Agreement and each party hereby agrees that service of process in any such suit, action or proceeding may be made by mailing a copy thereof to it at its address set forth above and agrees that any such service of process shall constitute good and sufficient service.

6        CURRENCY OF CAPITAL INCREASES

         If, under any applicable law, whether as a result of judgment against SmithKline Beecham, the liquidation of SmithKline Beecham or any other reason, any payment under this Agreement is made to or recovered by the Company in a currency (the "OTHER CURRENCY") other than U.S. dollars then, to the extent that the payment (when the other currency is converted into U.S. dollars at the rate of exchange on the date of payment or, in the case of a liquidation, the latest date for the determination of liabilities permitted by applicable law) falls short of the amount unpaid, SmithKline Beecham shall, as a separate and independent obligation, fully indemnify the Company against the amount of the shortfall. For the purposes of the foregoing, the term "RATE OF EXCHANGE" means the noon buying rate in New York City for cable transfers in foreign currencies as announced for customs purposes by the Federal Reserve Bank of New York on the date in question.

7        CAPTIONS

         The descriptive headings of the various paragraphs of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

         IN WITNESS WHEREOF this Agreement has been executed on the date first above written.

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SIGNED by                   )
                            )
for and on behalf of        )
SMITHKLINE BEECHAM p.l.c.   )



Witness's signature


Name

Address


Occupation


SIGNED by                    )
                             )
for and on behalf of         )
SMITHKLINE BEECHAM           )
HOLDINGS CORPORATION


Witness's signature


Name

Address


Occupation


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                                    SCHEDULE

For the purposes of the Agreement:

(a)      "EQUITY" shall mean at any time the aggregate of:

         (i) the consolidated shareholders' equity of the Company and its subsidiaries in accordance with generally accepted accounting principles in the United States as shown in the then latest audited balance sheet of the Company (including the amount paid up or credited as paid up on the issued share capital of the Company, the amount of any capital in excess of the par value of any issued shares, the amount of any contributed capital and any other capital reserve after adding thereto any credit balance or deducting therefrom any debit balance on account of retained earnings) and making adjustments thereto reflect any variation in the paid-up share capital of the Company, any capital in excess of the par value of any issued shares, the amount of contributed capital and any other capital reserve but without deducting from such reserves the amount of goodwill shown as an intangible asset in such audited balance sheet; and

         (ii) the amount, if any, shown in the then latest audited balance sheet for minority interests;

(b) For the purposes of paragraph (a) above if any issue or proposed issue of shares by the Company for cash has been underwritten then such shares shall be deemed to have been issued and the amount (including the premium) of the subscription monies payable in respect thereof (not being monies payable later than six months after the date of allotment) shall, to the extent so underwritten, be deemed to have been paid up on the date when the issue of such shares was underwritten (or, if such underwriting was conditional, on the date when it became unconditional);

(c) "DEBT" shall mean at any time all indebtedness for borrowed money of the company in accordance with generally accepted accounting principles in the United States as the same would be shown on a balance sheet of the Company, prepared as of such date without consolidation of the accounts of its subsidiaries (if any) (it being expressly acknowledged that, for the purposes of this paragraph (c), any references to a balance sheet do not refer to the latest audited balance sheet of the Company) and shall be deemed to include except in so far as otherwise taken into account:

         (i) the par value of any issued share capital and the principal amount of any debentures or borrowed monies, the beneficial interest wherein or the right to repayment whereof is not for the time being owned by the Company, of any body whether corporate or unincorporated and the payment or repayment whereof is the subject of a guarantee or indemnity by the Company;

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         (ii)     the outstanding principal amount raised by bankers acceptances
                  (not being acceptances of trade bills in respect of the purchase or sale of goods in the ordinary course);

         (iii) the principal amount of any debenture (whether secured or unsecured) of the Company; and

         (iv) any fixed or minimum premium payable on repayment of any borrowing or deemed borrowing by the Company;

But shall be deemed not to include:

         (v) borrowings for the purposes of repaying the whole or any part of borrowings by the Company for the time being outstanding and so to be applied within six months of being so borrowed, pending their application for such purpose within such period;

         (vi) an amount equal to the aggregate value for the time being of all cash in hand or deposited (and credit balances on current account) with banks or financial institutions (not being Affiliates of the Company), certificates of deposit, commercial paper and other marketable debt securities of governments and companies and similar instruments owned by the Company which are or represent amounts available for repayment of any borrowing provided that such commercial paper is rated A-1 or better by Standard and Poor's Corporation Inc. ("S&P") and P-1 or better by Moody's Investors Service Inc. ("MOODY'S") and such other marketable debt securities are so rated or are rated A+ or better by S&P or A1 or better by Moody's but excluding cash in hand or deposited (and credit balances on current account), certificates of deposit, commercial paper and other marketable debt securities and similar instruments representing borrowings which are deemed not to be borrowings by virtue of the operation of the provisions of sub-paragraph (v) above and "VALUE" means at any relevant time:

                  (A)      in relation to cash, the amount thereof; and

                  (B) in relation to certificates of deposit, commercial paper and other marketable debt securities and similar instruments, the best price at which a sale and purchase thereof at arm's length could reasonably be expected to take place as certified by an investment bank approved for such purpose by the Company;

(d)      when Debt on any particular date is being ascertained:

         (i) any of such monies denominated or repayable (or repayable at the option of any person other than the Company) in a currency other than U.S. dollars shall be converted for the purpose of calculating the U.S. dollar equivalent at the rate of

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                  exchange prevailing on that date in New York City provided that any of such monies shall be converted at the rate of exchange prevailing in New York City six months before such day if thereby such aggregate amount would be less (and so that for this purpose the rate of exchange shall be taken as the middle market rate as at the opening of business); and

         (ii) where under the terms of any borrowing the amount of money that would be required to discharge the principal amount of such borrowing in full if it fell to be repaid (at the option of the Company or by reason of default) on such date is less than the amount that would otherwise be taken into account in respect of such borrowing for the purpose of this Agreement, the amount of such borrowing to be taken into account for the purpose of this Agreement shall be such lesser amount;

(e) "AUDITED BALANCE SHEET" shall mean the audited balance sheet of the Company prepared in accordance with generally accepted accounting principles in the United States as at the end of any financial year of the Company, and such balance sheet shall for the purposes of this Agreement be deemed to be audited as from the date of the auditors' report thereon and the Company shall procure that an audited balance sheet of the Company as at the end of the financial year of the Company will be available not later than the expiry of four months after the end of such year; and

(f) the Company may from time to time change the accounting convention or principles on which the audited balance sheet is based, provided that any new convention or principles adopted comply with the requirements of applicable law.

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